MAXIM GROUP



                                                           February 11, 2005

Mr. Ed  Dickinson
Chief Financial Officer
Mr. Alan Gotcher
Chief Executive Officer
Altair Nanotechnologies Inc.
204 Edison Way Reno, Nevada 89502

Dear Sirs:

The purpose of this letter agreement ("Agreement") is to confirm the engagement of Maxim Group LLC ("Maxim") by Altair Nanotechnologies Inc. ("Company") to act as exclusive financial advisor and placement agent in connection with the proposed offering ("Offering") of up to 5,000,000 shares of the Company's common stock or other equity securities (the "Securities") of the Company to be issued in one or more placements that shall either be (i) exempt from the registration/qualification requirements of federal and state securities laws (a "Private Placement"), or (ii) registered under the Securities Act of 1933, as amended, pursuant to a Form S-3 "Shelf" Registration Statement (a "Registered Offering").

1.       Appointment.
         ------------
         (a) Subject to the terms and conditions of this Agreement, the Company hereby retains Maxim, and Maxim hereby agrees to act, as the Company's exclusive financial advisor and placement agent in connection with the Offering. As exclusive financial advisor and placement agent, Maxim will advise and assist the Company in identifying, and assist the Company in issuing, the Securities to one or more investors (the "Investors") in the Offering. The Company acknowledges and agrees that Maxim's obligations hereunder are on a
"commercially reasonable efforts" basis only and this Agreement does not constitute a commitment by Maxim to purchase the Securities. The Company retains the right to determine all of the terms and conditions of the Offering, to accept or reject any proposals submitted to it by Maxim in its sole and absolute discretion.

         (b) During the Term of this Agreement (as such term is hereinafter defined), neither the Company nor any of its subsidiaries will, directly or indirectly, solicit or otherwise encourage the submission of any proposal or offer ("Investment Proposal") from any person or entity, including any Investor introduced to the Company by Maxim (the "Maxim Investors"), relating to any issuance of the Company's or any of its subsidiaries' equity securities
(including debt securities with any equity feature) or participate in any discussions regarding an Investment Proposal. The term "Investment Proposal" shall not include (i) any investment in the equity securities of any other




                              Members NASD & SIPC
        405 Lexington Ave. * New York, NY 10174* tel (212) 895-3500 *
                     (800) 724-0761 * fax (212) 895-3783 *
                                www.maximgrp.com
                  New York, NY * Long Island, NY * Chicago, IL
entity, (ii) any loans to the Company (excluding the issuance of any debt securities with any equity feature), and (iii) any transaction or agreement with one or more persons, firms or entities designated as a "strategic partner" of the Company, as determined in good faith by the Board of Directors of the Company, provided that each such person, firm or entity is, itself or through its subsidiaries, an operating company in a business synergistic with the business of the Company and in which the Company receives benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

2.       Compensation and Expenses.
         --------------------------
         (a) In consideration of the services rendered by Maxim in connection with the Offering, the Company agrees to pay Maxim a cash fee payable upon the closing of the transactions contemplated by this Agreement ("Closing") equal to 5.0% of the gross proceeds received by the Company from Maxim Investors at the Closing. In addition, the Company shall deliver a warrant, or, if so requested, warrants, to Maxim and/or its designees (the "Agent Warrant"), which Agent's Warrant shall be exercisable to purchase additional Securities equal to 5.0% of the total number of shares sold pursuant to the Offering. The Underwriter's Warrant will be exercisable at any time and from time to time, in whole or in part, during the four-year period commencing one year from the Offering, at a price per share equal to 130% of the per share offering price of the Securities in the Offering and shall allow for cashless exercise. The Agent's Warrant will provide for registration rights (including a one time demand registration right and unlimited piggyback rights but not including cashless exercise provisions) and customary anti-dilution provisions (for stock dividends and splits and recapitalizations) consistent with the National Association of Securities Dealers, Inc. ("NASD") Rules of Fair Practice and satisfactory to Maxim and its counsel.

         (b) The Company will reimburse Maxim in a timely manner for (i) any reasonably incurred legal expenses incurred by counsel to Maxim and (ii) any out-of-pocket expenses incurred by Maxim related to activities under this Agreement; provided, however, the aggregate of (i) and (ii) shall not exceed $25,000.

(c) The terms of Exhibit A attached hereto are incorporated by reference for the benefit of Maxim and the Company.

3.       Term of Engagement.
         -------------------
         (a) This Agreement will remain in effect until at least February 28, 2005, after which this Agreement shall remain in effect until either party terminates this Agreement on at least two days prior written notice to the other party, provided however that if Maxim has not presented an offering with terms equal to or greater than $3.80 per share by February 17, 2005, the Company may, at its options, terminate this Agreement. The date of termination of this Agreement is referred to herein from time to time as the "Termination Date." The period of time during which this Agreement remains in effect is referred to herein from time to time as the "Term". If, within six months after the Termination Date, the Company completes any private financing of equity or debt or other capital raising activity of the Company (excluding the receipt of proceeds from the exercise of warrants issued to the Maxim Investors in connection with the Offering) with any of the Maxim Investors who participated in the Offering or any other Maxim Investors that were introduced by the Company by Maxim, the Company will pay to Maxim upon the closing of such financing the compensation set forth in Section 2(a) as a "Source Fee".

         (b) Notwithstanding anything herein to the contrary, the obligation to pay the compensation and expenses described in Section 2 if any, and the Source Fees described in Section 3(a), if any, and the provisions of Sections 4 and 9-15 and all of Exhibit A attached hereto (the terms of which are incorporated by reference hereto), will survive any termination or expiration of this Agreement.

4.       Information.
         ------------
         (a) The Company recognizes that, in completing its engagement hereunder, Maxim will be using and relying on publicly available information and on data, material and other information furnished to Maxim by the Company or the Company's affiliates and agents. The Company will promptly provide Maxim with all relevant information about the Company (to the extent available to the Company in the case of parties other than the Company) that is reasonably requested by Maxim, which information will be accurate in all material respects as of the time it is furnished. It is understood and agreed that in performing under this engagement, Maxim will be relying upon the accuracy and completeness of, and is not assuming any responsibility for independent verification of, such publicly available information and the other information so furnished. Notwithstanding the foregoing, it is understood that Maxim will conduct a due diligence investigation of the Company and the Company will reasonably cooperate with such investigation as a condition of Maxim's obligations hereunder. The Company further recognizes, understands and confirms that Maxim: (i) will use and rely primarily on data, material and other information furnished to Maxim by the Company or the Company's affiliates and agents, including the Private Placement Materials, and on information available from generally recognized public sources in performing the services contemplated by this engagement without having independently verified the same; (ii) is authorized as the Company's placement agent to transmit to any prospective investor a copy or copies of the Private Placement Materials, forms of purchase agreements and any other legal documentation supplied to Maxim for transmission to any prospective investor by or on behalf of the Company or by any of the Company's officers, representatives or agents, in connection with the performance of Maxim's services hereunder or any transaction contemplated hereby; (iii) does not assume responsibility for the accuracy or completeness of any data, material and other information furnished to Maxim by the Company or the Company's affiliates and agents, including the Private Placement Materials, or any other information; and
(iv) will not make an appraisal of any assets of the Company. If at any time during the course of Maxim's engagement, the Company becomes aware of any material change in any of the information previously furnished to Maxim, it will promptly advise Maxim of the change.

         (b) Until the date that is two years from the date hereof, Maxim will keep all information obtained from the Company strictly confidential except: (i) information which is otherwise publicly available, or previously known to or obtained by, Maxim independently of the Company and without breach of any of Maxim's agreements with the Company; (ii) Maxim may disclose such information to its employees and attorneys, and to its other advisors and financial sources on a need to know basis only and will ensure that all such employees, attorneys, advisors and financial sources will keep such information strictly confidential; and (iii) pursuant to any order of a court of competent jurisdiction or other governmental body or as may otherwise be required by law.

         (c) The Company recognizes that in order for Maxim to perform properly its obligations in a professional manner, the Company will keep Maxim informed of and, to the extent practicable, permit Maxim to participate in meetings and discussions between the Company and any third party relating to the matters covered by the terms of Maxim's engagement.

5. Securities Law Compliance. If the Offering is a Private Placement, the Company, at its own expense, will obtain any registration or qualification required to sell any Securities under the Blue Sky laws of any applicable jurisdictions. If the Offering is a Registered Offering, the Offering shall be limited to investors located in the State of New York or outside of the United States. Maxim represents and warrants to the Company that it licensed with the NASD as a broker-dealer and that it has all qualifications and licenses, and as filed all notifications and other documentation necessary, to act as agent with respect to the Offering.

6. No General Solicitation. The Securities will be offered only by approaching prospective purchasers on an individual basis. If the Offering is a Private Placement, no general solicitation or general advertising in any form will be used by the Company or Maxim in connection with the offering of the Securities. If the Offering is a Registered Offering, solicitation and advertising activities shall be limited to those permitted by the Securities Act of 1933, as amended.

7. Confidentiality. The Company will not provide or release any information with respect to this Agreement or the Offering except as required by law.

8.   Representations  and Warranties.  The Company represents and warrants that:
(a) it has full right, power and authority to enter into this Agreement and to perform all of its obligations hereunder; (b) this Agreement has been duly authorized and executed and constitutes a legal, valid and binding agreement of the Company enforceable in accordance with its terms; and (c) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby does not conflict with or result in a breach of (i) the Company's certificate of incorporation or by-laws or (ii) any agreement to which the Company is a party or by which any of its property or assets is bound. The Company hereby acknowledges and agrees that Maxim shall be entitled to rely upon the representations and warranties made by the Company (whether pursuant to a subscription agreement or in any other format) to the Investors, and the Company shall be deemed to have made such representations and warranties to and for the benefit of Maxim.

9. Parties; Assignment; Independent Contractor. This Agreement has been and is made solely for the benefit of Maxim and the Company and each of the persons, agents, employees, officers, directors and controlling persons referred to in Exhibit A and their respective heirs, executors, personal representatives, successors and assigns, and nothing contained in this Agreement will confer any rights upon, nor will this Agreement be construed to create any rights in, any person who is not party to such Agreement, other than as set forth in this paragraph. The rights and obligations of either party under this Agreement may not be assigned without the prior written consent of the other party hereto and any other purported assignment will be null and void. Maxim has been retained under this Agreement as an independent contractor, and it is understood and agreed that this Agreement does not create a fiduciary relationship between Maxim and the Company or their respective Boards of Directors. Maxim shall not be considered to be the agent of the Company for any purpose whatsoever and Maxim is not granted any right or authority to assume or create any obligation or liability, express or implied, on the Company's behalf, or to bind the Company in any manner whatsoever.

10. Validity. In case any term of this Agreement will be held invalid, illegal or unenforceable, in whole or in part, the validity of any of the other terms of this Agreement will not in any way be affected thereby.

11. Waiver of Breach. The failure of any party hereto to insist upon strict performance of any of the covenants and agreements herein contained, or to exercise any option or right herein conferred in any one or more instances, will not be construed to be a waiver or relinquishment of any such option or right, or of any other covenants or agreements, and the same will be and remain in full force and effect.

12. Counterparts. This Agreement may be executed in counterparts and each of such counterparts will for all purposes be deemed to be an original, and such counterparts will together constitute one and the same instrument.

13. Governing Law; Jurisdiction Law. This Agreement will be governed as to validity, interpretation, construction, effect and in all other respects by the internal law of the State of New York. The Company and Maxim each (i) agree that any legal suit, action or proceeding arising out of or relating to this Agreement shall be instituted exclusively in the New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York, (ii) waives any objection to the venue of any such suit, action or proceeding, and the right to assert that such forum is an inconvenient forum, and (iii) irrevocably consents to the jurisdiction of the New York State Supreme Court, County of New York, and the United States District Court for the Southern District of New York in any such suit, action or proceeding. Each of the Company and Maxim further agrees to accept and acknowledge service of any and all process that may be served in any such suit, action or proceeding in the New York State Supreme Court, County of New York, or in the United States
District Court for the Southern District of New York and agree that service of process upon it mailed by certified mail to its address shall be deemed in every respect effective service of process in any such suit, action or proceeding.

14. Entire Agreement; Modification. This agreement constitutes the entire understanding and agreement between the parties with respect to its subject matter and there are no agreements or understandings with respect to the subject matter hereof which are not contained in this Agreement. This Agreement may be modified only in writing signed by the party to be charged hereunder.

15. Notices. All notices will be in writing and will be effective when delivered in person or sent via facsimile and confirmed by letter, to the party to whom it is addressed at the following addresses or such other address as such party may advise the other in writing:

To the Company:                     Mr. Ed Dickinson
                                    Chief Financial Officer
                                    Altair Nanotechnologies Inc.
                                    204 Edison Way
                                    Reno, Nevada 89502
                                    Telephone: (775) 858-3750
                                    Facsimile:  (775) 856-1619

          To Maxim:                 Anthony J Sarkis
                                    Maxim Group LLC
                                    405 Lexington Avenue
                                    New York, NY 10174
                                    Attention: Anthony J. Sarkis
                                    Telephone:  (212) 895-3695
                                    Facsimile:  (212) 895-3783


                                                  [Signature Page Follows]

         If the foregoing correctly sets forth our agreement, please confirm this by signing and returning to us the duplicate copy of this letter.

         We appreciate this opportunity to be of service and are looking forward to working with you on this matter.

                                 Very truly yours,

                                 MAXIM GROUP LLC





                                 By: /s/ Anthony J. Sarkis
                                     ---------------------
                                       ANTHONY J. SARKIS
                                       HEAD OF INVESTMENT BANKING





ALTAIR NANOTECHNOLOGIES INC.


By:      /s/ Edward Dickinson
         --------------------------------
         ED DICKINSON
         CHIEF FINANCIAL OFFICER


By:      /s/  Alan Gotcher
         --------------------------------
         ALAN GOTCHER
         CHIEF EXECUTIVE OFFICER

EXHIBIT A

                                 INDEMNIFICATION

     (a) The Company agrees to indemnify and hold harmless Maxim, any person who controls Maxim within the meaning of the Securities Act, Section 20(a) of the Exchange Act or any applicable statute, and each partner, director, officer, employee, agent and representative of Maxim from and against any loss, damage, expense, liability or claim, or actions or proceedings in respect thereof (including, without limitation, reasonable attorneys' fees and expenses incurred in investigating, preparing or defending against any litigation commenced) which any such person may incur or which may be made or brought against any such person, but only to the extent the same arises out of or is based upon: (i) any breach of any of the agreements, representations or warranties of the Company contained in or contemplated by this Agreement, the Private Placement Materials or any documents executed by the Company and delivered to an Investor in connection with the Offering (collectively, the Offering Documents"), including, without limitation, those arising out of or based on any alleged untrue statement of a material fact contained in the Private Placement Materials or Offering Documents or omission to state a material fact required to be stated in the Private Placement Materials or Offering Documents or necessary in order to make the statements appearing therein not misleading in the light of the circumstances in which they were made, (ii) any violation of any federal or state securities laws attributable to the Offering, (iii) any violation of law by the Company or any affiliate of the Company, or any director, officer, employee, agent or representative of any of them, related to or arising out of the Offering or (iv) Maxim's entering into or performing services under this Agreement, or arising out of any other matter referred to in this Agreement. This indemnity agreement by, and the agreements, warranties and representations of, the Company shall survive the offer, sale and delivery of the Securities and the termination of this Agreement and shall remain in full force and effect regardless of any investigation made by or on behalf of any person indemnified hereunder, and termination of this Agreement and acceptance of any payment for the Securities hereunder. Notwithstanding the breadth of the foregoing, the indemnity obligations of the Company set forth in this subparagraph (a) shall not apply with respect to (A) any breach of any of the agreements, representations or warranties of Maxim contained in this Agreement or (B) any alleged untrue statement of a material fact in any information provided to the Company in writing by and solely with respect to Maxim (and not any Maxim Investor), for use in and used in the Private Placement Materials or Offering Documents or (C) any violation of law by Maxim or any affiliate of maxim, or any director, officer, employee, agent or representative of any of them, related to or arising out of the Offering.

     (b) Maxim agrees to indemnify and hold harmless the Company and its affiliates, any person who controls any of them within the meaning of the Securities Act, Section 20(a) of the Exchange Act or any applicable statute, and each officer, director, employee, agent and representative of the Company or any of its affiliates from and against any loss, damage, expense, liability or claim or actions or proceedings in respect thereof (including, without limitation, reasonable attorneys' fees and expenses incurred in investigating, preparing or defending against any litigation commenced) which any such person may incur or which may be made or brought against any such person, but only to the extent the same arises out of or is based upon: (i) any breach of any of the agreements, representations or warranties of Maxim contained in this Agreement or (ii) any alleged untrue statement of a material fact in any information provided to the Company in writing by and solely with respect to Maxim (and not any Maxim Investor), for use in and used in the Private Placement Materials or Offering Documents or (iii) any violation of law by Maxim or any affiliate of maxim, or any director, officer, employee, agent or representative of any of them, related to or arising out of the Offering. This indemnity agreement by, and the agreements, warranties and representations of, Maxim shall survive the offer, sale and delivery of the Securities and the termination of this Agreement and shall remain in full force and effect regardless of any investigation made by or on behalf of any person indemnified hereunder, and termination of this Agreement and acceptance of any payment for the Securities hereunder.

     (c) If any action is brought against a party (the "Indemnified Party") in respect of which indemnity may be sought against one or more other parties (the "Indemnifying Party" or "Indemnifying Parties"), the Indemnified Party shall promptly notify the Indemnifying Party or Parties in writing of the institution of such action; provided, however, the failure to give such notice shall not release the Indemnifying Party or Parties from its or their obligation to indemnify the Indemnified Party hereunder except to the extent the Indemnifying Party actually incurs substantial damage by reason of such failure and shall not release the Indemnifying Party or Parties from any other obligations or liabilities to the Indemnified Party in any event. The Indemnifying Party or Parties may at its or their own expense elect to assume the defense of such action, including the employment of counsel reasonably acceptable to the Indemnified Party; provided, however, that no Indemnifying or Indemnified Party shall consent to the entry of any judgment or enter into any settlement by which the other party is to be bound without the prior written consent of such other party, which consent shall not be unreasonably withheld. In the event the Indemnifying Party or Parties assume a defense hereunder, the Indemnified Party shall be entitled to retain its own counsel in connection therewith and, except as provided below, shall bear the fees and expenses of any such counsel, and counsel to the Indemnified Party or Parties shall cooperate with such counsel to the Indemnifying Party in connection with such proceeding. If an Indemnified Party reasonably determines that there are or may be differing or additional defenses available to the Indemnified Party which are not available to the Indemnifying Party, or that there is or may be a conflict between the respective positions of the Indemnifying Party and of the Indemnified Party in conducting the defense of any action, then the Indemnifying Party shall bear the reasonable fees and expenses of any counsel retained by the Indemnified Party in connection with such proceeding. All references to the Indemnified Party contained in this paragraph (c) include, and extend to and protect with equal effect, any persons who may control the Indemnified Party within the meaning of the Securities Act,
Section 20(a) of the Exchange Act or any applicable statute, any successor to the Indemnified Party and each of its partners, officers, directors, employees, agents and representatives. The indemnity agreements set forth in this Exhibit A shall be in addition to any other obligations or liabilities of the Indemnifying Party or Parties hereunder or at common law or otherwise.

     (d) If recovery is not available under the foregoing indemnification provisions of Exhibit A, for any reason other than as specified therein, the party entitled to indemnification by the terms thereof shall be entitled to contribution to losses, damages, liabilities and expenses of the nature contemplated by such indemnification provisions. In determining the amount of such contribution, there shall be considered the relative benefits received by the Company, on the one hand, and the Maxim, on the other hand, from the Offering (which shall be deemed to be the portion of the proceeds of the Offering realized by each party), the parties' relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, the relative culpability of the parties, the relative benefits received by the parties and any other equitable considerations appropriate under the circumstances. No party shall be liable for contribution with respect to any action or claim settled without its consent. Any party entitled to contribution will, promptly after receipt of notice of commencement of any action, suit or proceeding against such party in respect of which a claim for contribution may be made against another party or parties under this Exhibit A, notify such party or parties from whom contribution may be sought, but the omission to so notify such party or parties shall not relieve the party or parties from whom contribution may be sought from any obligation it or they may have under this Exhibit A or otherwise. For purposes of this Exhibit A, each person, if any, who controls a party to this Agreement within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act shall have the same rights to contribution as that party to this Agreement. Notwithstanding the foregoing, in no event will the aggregate contribution by Maxim hereunder exceed the amount of fees actually received by Maxim pursuant to this Agreement. The reimbursement, indemnity and contribution obligations of the Company hereinabove set forth shall be in addition to any liability which the Company may otherwise have and these obligations and the other provisions hereinabove set forth shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, Maxim and any other Indemnified Person.

     (e) In any claim for indemnification for United States Federal or state securities law violations, the party seeking indemnification shall place before the court the position of: (i) the SEC and (ii) if applicable, any state securities commissioner or agency having jurisdiction with respect to the issue of indemnification for securities law violations.



                                       3